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 FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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|1. Name and Address of Reporting Person   |2. Date of Event Requiring |4. Issuer Name AND Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|     GILL       DAVID          N.         |                           |   CTI MOLECULAR IMAGING, INC. (CTMI)                      |
|------------------------------------------|                           |                                                           |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |       06/19/02            |5. Relationship of Reporting     | 6. If Amendment, Date   |
|         810 INNOVATION DRIVE             |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an entity    |[ ] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |   ###-##-####             |    (give                below)  |-------------------------|
|                                          |   -----------             |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |    SENIOR VICE PRESIDENT &      |    Group Filing (Check  |
| KNOXVILLE       TENNESSEE       37932    |                           |    CHIEF FINANCIAL OFFICER      |    Applicable Line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|  (City)          (State)        (Zip)                                                                  |    [X] Form filed by    |
|                                                                                                        |        one Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        more than one    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| COMMON STOCK                           |            3,200             |             I             |       BY DAUGHTER            |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| COMMON STOCK                           |            3,200             |             I             |       BY SON                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           |           79,040             |             D             |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one person, see Instruction 5(b)(v).
PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

ATL01/11215733v3                                                          (Over)
                                                                 SEC 1473 (3-00)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Security    |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Incentive stock option          |          |         |              |           |            |             |                     |
| (right to buy)                  |  J-1     | 01/14/09| Common Stock |  17,066   | $4.69      |   D         |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Nonqualified stock option       |          |         |              |           |            |             |                     |
| (right to buy)                  |  J-2     | 01/14/09| Common Stock | 187,734   | $4.69      |   D         |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Nonqualified stock option       |          |         |              |           |            |             |                     |
| (right to buy)                  |  J-3     | 03/28/09| Common stock |  51,200   | $5.56      |   D         |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:

J-1 These options were granted on 1/14/02 and vest at the rate of 20% per year on the anniversary date of grant.
J-2 These options were granted on 1/14/02 and vest at the rate of 20% per year on the anniversary date of the grant.
J-3 These options were granted on 3/28/02 and vest at the rate of 20% per year on the anniversary date of the grant.

                                                                                     /s/ David N. Gill                    6/18/02
** Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            **Signature of Reporting Person     Date
                                                                                     DAVID N. GILL
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

See Instruction 6 for procedure.
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
